Exhibit 99.1

n e w s r e l e a s e	Humana Inc.
500 West Main Street
P.O. Box 1438
Louisville, KY 40201-1438
http://www.humana.com

FOR MORE INFORMATION CONTACT:

Regina Nethery Humana Investor Relations (502) 580-3644 e-mail: Rnethery@humana.com

Tom Noland

Humana Corporate Communications

(502) 580-3674

e-mail: Tnoland@humana.com

Humana Reports Third Quarter 2016 Financial Results

•	3Q 2016 earnings per share (EPS) of $2.98 on a GAAP basis, Adjusted EPS of $3.18

•	Full-year 2016 earnings per share guidance of approximately $8.68 on a GAAP basis; Adjusted EPS guidance of approximately $9.50 reiterated

•	Medicare Advantage and Healthcare Services businesses performing above expectations

•	Individual commercial and Group segment performance in line with management’s expectations

•	3Q 2016 cash flow from operations of $4.50 billion on a GAAP basis, $1.47 billion on an Adjusted basis versus 3Q 2015 cash flows from operations of $1.03 billion (both GAAP and adjusted)

LOUISVILLE, KY (November 4, 2016) – Humana Inc. (NYSE: HUM) today reported diluted earnings per common share (EPS) for the quarter ended September 30, 2016 (3Q 2016) versus the quarter ended September 30, 2015 (3Q 2015) and for the nine months ended September 30, 2016 (YTD 2016) versus for the nine months ended September 30, 2015 (YTD 2015) as follows:

Consolidated pretax income (in millions)	3Q 2016	3Q 2015 Recast (a)	YTD 2016	YTD 2015 Recast (a)
Generally Accepted Accounting Principles (GAAP)	$902	$648	$2,038	$2,185
Transaction and integration costs associated with pending transaction with Aetna Inc. (Aetna)	20	11	81	11
Amortization associated with identifiable intangibles	18	22	59	72
Gain related to sale of Concentra, Inc. (Concentra)	—	—	—	(267)
Adjusted (non-GAAP) (a)	$940	$681	$2,178	$2,001

Diluted earnings per common share (EPS)	3Q 2016	3Q 2015 Recast (a)	YTD 2016	YTD 2015 Recast (a)
GAAP	$2.98	$2.09	$6.73	$7.77
Transaction and integration costs associated with pending transaction with Aetna	0.12	0.07	0.49	0.07
Amortization associated with identifiable intangibles	0.08	0.09	0.25	0.30
Gain related to Concentra sale	—	—	—	(1.53)
Adjusted (non-GAAP) (a)	$3.18	$2.25	$7.47	$6.61

The company has included financial measures throughout this earnings release that are not in accordance with GAAP. Management believes that these measures, when presented in conjunction with the comparable GAAP measures, are useful to both management and its investors in analyzing the company’s ongoing business and operating performance. Consequently, management uses these non-GAAP financial measures as indicators of the company’s business performance, as well as for operational planning and decision making purposes. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. All financial measures in this press release are in accordance with GAAP unless otherwise indicated.

“We continue to meet or exceed our initial 2016 earnings expectations across our portfolio of businesses, with the exception of our individual commercial business,” said Bruce D. Broussard, Humana’s President and Chief Executive Officer. “We attribute this over-performance to the effectiveness of our clinical programs and management’s top priority of operational execution notwithstanding the elongated regulatory review of the Aetna transaction.”

GAAP consolidated pretax income for 3Q 2016 of $902 million was up $254 million, or 39 percent, compared to $648 million in 3Q 2015, primarily reflecting higher operating earnings in the Retail and Healthcare Services segments, partially offset by lower Group segment operating earnings. Higher Retail segment operating earnings primarily reflected a year-over-year improvement in the individual Medicare Advantage business primarily driven by lower current-year utilization and favorable prior period medical claims reserve development (Prior Period Development). This improvement was partially offset by negative leverage associated with lower group Medicare Advantage revenues. The company previously disclosed the loss of a large profitable group Medicare Advantage account on January 1, 2016 as this account moved to a private exchange.

Adjusted consolidated pretax income for 3Q 2016 of $940 million rose $259 million, or 38 percent, versus $681 million in 3Q 2015 primarily due to the same factors impacting the GAAP pretax income comparison.

GAAP consolidated pretax income for YTD 2016 of $2.04 billion decreased $147 million, or 7 percent, from $2.19 billion in YTD 2015. Adjusted consolidated pretax income for YTD 2016 of $2.18 billion increased $177 million, or 9 percent, versus $2.00 billion in YTD 2015. Changes for GAAP pretax income for YTD 2016 versus YTD 2015 were primarily due to the impact of the gain related to the June 2015 sale of Concentra and higher operating earnings in each of the company’s segments. Adjusted YTD pretax income comparisons were impacted by the same factors as the GAAP comparisons, while excluding the impact of the Concentra sale.

Further discussions of each segment’s financial results are included in the segment highlights below.

The higher year-over-year GAAP and Adjusted EPS for 3Q 2016 reflected the same factors impacting GAAP and Adjusted consolidated pretax income comparisons. Similarly, the year-over-year changes in GAAP and Adjusted EPS for YTD 2016 reflected the same drivers of the year-over-year changes year to date in GAAP and Adjusted consolidated pretax income as well as the beneficial impact from the adoption of a new tax accounting standard. GAAP and Adjusted EPS for YTD 2016 includes $0.12 per diluted common share beneficial impact from the early adoption of a new pronouncement issued by the Financial Accounting Standards Board regarding the accounting for the tax effect of stock-based compensation. As permitted by this accounting standard, the company chose to adopt this change effective as of January 1, 2016, retroactively impacting the company’s financial results for the first quarter of 2016 as well as YTD 2016 results.

Financial Guidance

Humana has adjusted its GAAP EPS guidance for the year ending December 31, 2016 (FY16) to include transaction and integration costs for 3Q16 and reiterated its recently-raised Adjusted EPS guidance as follows:

FY16 financial guidance	EPS
Generally Accepted Accounting Principles (GAAP)	Approximately $8.68
Transaction and integration costs (a)	At least 0.49
Amortization of identifiable intangibles (a)	0.33
Adjusted (non-GAAP) guidance (a)	Approximately $9.50

Details regarding the company’s recent increase in FY16 EPS guidance are included in the table on page 24 of this release. Additional FY16 financial guidance points are included in the table on page 25 of this release.

“We are pleased that our third-quarter results enable us to reaffirm our recently-raised EPS guidance for 2016, which includes two meaningful guidance increases during the course of the year,” said Brian A. Kane, Senior Vice President and Chief Financial Officer for Humana. “These increases are largely attributable to our better-than-expected performance in Medicare Advantage and Healthcare Services and we believe our performance positions us well for 2017.”

The company offered the following commentary with respect to its expected financial performance for the year ending December 31, 2017 (FY17):

•	Pretax income – The company anticipates growth in consolidated pretax income for FY17 to be driven primarily by anticipated improved operating performance in its individual Medicare Advantage and Healthcare Services businesses as well as lower expected losses in its Individual Commercial business. The FY17 growth rate in individual Medicare Advantage pretax income is expected to be lower than the previous year in light of earlier-than-expected progress towards target margins in FY16, the incorporation of a meaningful portion of first half 2016 emerging favorable utilization experience into 2017 benefit designs and the assumption that favorable Prior Period Development in 2016 does not recur at the same level in 2017.

•	Health insurance fee – The company anticipates a benefit for FY17 versus FY16 of approximately $2.20 per diluted share associated with a lower effective tax rate given the suspension of the non-tax deductible health insurance fee (HIF). Although the company currently expects to exclude this one-time tax benefit from FY17 Adjusted EPS, the company anticipates the tax effect of the HIF suspension will result in increased dividends from the company’s insurance subsidiaries in 2018.

•	Medicare Advantage membership

•	Despite competitor aggressiveness in external sales channels, including certain headwinds associated with the pending Aetna transaction, as well as materially higher plan discontinuances than in prior years, the company expects its net growth in individual Medicare Advantage membership to approximate that for FY16.

•	Projected net reductions for individual Medicare Advantage of approximately 70,000 members associated with plans no longer offered for 2017 are approximately 50,000 higher than prior years as the company addressed persistently unfavorable financial performance in certain markets.

•

Individual Commercial business – As previously disclosed, the company is reducing its Affordable Care Act (ACA)-compliant Individual Commercial presence to no more than 156 counties in FY17 from 1,351 counties in FY16 including the discontinuance of substantially all off-exchange Individual Commercial offerings. The company will continue to offer on-exchange offerings in 11 states. Given recent competitor actions, including market exits resulting in the automatic assignment of members to companies continuing to offer on-exchange ACA-compliant plans, Humana’s Individual Commercial premiums associated with ACA-compliant offerings are now projected to be in the range of $1 billion to $1.25 billion for FY17 versus approximately $3.4 billion for FY16. The company will monitor developments during the Individual Commercial open enrollment period and adjust its estimate of 2017 premiums based on final open enrollment results. The decrease from FY16 ACA-compliant premiums reflects the adjustment to our geographic presence and product discontinuances partially offset by premium increases as well as the projected impact of certain competitor actions.

Star Quality Ratings

As previously disclosed, on October 12, 2016, the Centers for Medicare and Medicaid Services (CMS) published its updated Star quality ratings showing that the percentage of the company’s July 31, 2016 Medicare Advantage membership in 4-Star plans or higher declined to approximately 37 percent from approximately 78 percent in the prior year (based on July 31, 2015 Medicare Advantage membership). The decline in membership in 4-Star rated plans does not take into account certain operational actions the company intends to take over the coming months to mitigate any potential negative impact of these published ratings on Star bonus revenues for 2018.

The company believes the decline is primarily attributable to the impact of lower scores for certain Star measures as a result of the company’s recently-closed comprehensive program audit by CMS (CMS Audit). Certain downgrades triggered by the CMS Audit more than offset the company’s record-high results in its Healthcare Effectiveness and Data and Information Set (HEDIS) measures. HEDIS measures demonstrate the achievement of clinical outcomes and are an indication of the company’s focus on quality care for its members. As the CMS Audit affecting Star measures was conducted in 2015, and has since been fully remediated by the company and officially closed by CMS during 3Q 2016, the company expects the impact of the CMS Audit on its Star ratings to be limited to the 2018 bonus year.

The company believes that its Star ratings for the 2018 bonus year do not accurately reflect the company’s actual performance under certain Star measures and as previously disclosed, the company intends to file for reconsideration of those measures under the appropriate administrative process. The company also intends to evaluate its contract structures for rationalization to mitigate the negative impact on Star bonus revenues for 2018. The ultimate financial impact to the company related to 2018 Star bonus revenues is dependent upon multiple variables including, but not limited to, the ultimate number of Medicare Advantage members in 4-Star or higher rated plans and the geographic distribution of those members as well as a number of operational initiatives which would serve to mitigate the negative impact of the company’s Star performance.

Aetna Transaction

As previously announced, Humana entered into a definitive merger agreement with Aetna on July 2, 2015 under which, at the closing, Aetna will acquire each outstanding common share of Humana for $125 in cash and 0.8375 of an Aetna common share.    At separate special stockholder meetings both held on October 19, 2015, Humana stockholders approved the adoption of the Aetna merger agreement and Aetna shareholders approved the issuance of the Aetna common stock in the transaction.

The transaction is subject to customary closing conditions, including the expiration of the Hart-Scott-Rodino antitrust waiting period and approvals of certain state Departments of Insurance and other regulators. As permitted under the merger agreement, Aetna and Humana previously agreed to extend the time period to satisfy all necessary closing conditions and close the transaction to December 31, 2016, after which date the merger agreement continues unless terminated by either party.

On July 21, 2016, the U.S. Department of Justice (DOJ) filed a civil antitrust lawsuit alleging that the merger would violate Section 7 of the Clayton Antitrust Act, and seeking a permanent injunction that would prevent the closing of the transaction. The related trial is scheduled to commence on December 5, 2016. The company cannot predict when the DOJ litigation will be resolved. Together with Aetna, Humana intends to vigorously defend the transaction in response to the lawsuit as noted in Aetna and Humana’s joint press release dated July 21, 2016. That release is available on Humana’s Investor Relations page at humana.com.

In order to address the DOJ’s perceived competitive concerns regarding Medicare Advantage, on August 2, 2016, the company and Aetna each entered into definitive asset purchase agreements (the Humana APA and the Aetna APA, respectively) to sell for cash to Molina Healthcare, Inc. certain of their respective Medicare Advantage assets. The sale price under the Humana APA and the Aetna APA is approximately $117 million in the aggregate, based on the estimated membership in the plans involved in the transaction. The transactions contemplated by the Humana APA and the Aetna APA remain subject to the completion of Humana’s transaction with Aetna, the resolution of the DOJ litigation, the CMS approvals and actions and customary closing conditions, including approvals of state Departments of Insurance and other regulators.

Conference Call

Given the pending transaction with Aetna, Humana is not hosting a conference call in conjunction with its 3Q 2016 earnings release and does not expect to do so for future quarters. Please direct any questions regarding this earnings release to Humana Investor Relations or Humana Corporate Communications.

Humana Consolidated Highlights

Consolidated revenues

Consolidated revenues (including investment income) for 3Q 2016 were $13.69 billion, an increase of $331 million, or 2 percent, from $13.36 billion in 3Q 2015, with total premiums and services revenues for 3Q 2016 of $13.60 billion increasing $365 million, or 3 percent, from $13.23 billion in 3Q 2015. The year-over-year increase in premiums and services revenues primarily reflected premiums associated with higher average individual Medicare membership and per-member premium increases for certain of the company’s lines of business. These increases were partially offset by the loss of premiums associated with a large group Medicare account that moved to a private exchange on January 1, 2016 as well a decline in premium revenues associated with fewer Individual Commercial members.

Consolidated revenues for YTD 2016 increased $573 million, or 1 percent, to $41.50 billion from $40.93 billion in YTD 2015 with total premiums and services revenues of $41.21 billion in YTD 2016 up 2 percent, increasing $620 million from $40.59 billion in the prior-year period. The YTD 2016 year-over-year increases for consolidated revenues and total premiums and services revenues were primarily driven by the same factors impacting the year-over-year comparison for 3Q 2016, partially offset by lower services revenues in YTD 2016 given the sale of Concentra in June 2015.

Consolidated benefits expense

The 3Q 2016 consolidated benefit ratio of 81.5 percent decreased by 240 basis points from 83.9 percent for 3Q 2015 primarily due to lower year-over-year utilization for the company’s Medicare Advantage business as well as favorable comparisons for Prior Period Development.

The YTD 2016 consolidated benefit ratio of 83.6 percent decreased by 40 basis points from 84.0 percent in YTD 2015 reflecting a decrease in the Retail and Group segment benefit ratios. The improvement in the YTD 2016 ratio for the Retail segment was partially offset by the Premium Deficiency Reserve (PDR) recorded in the second quarter of 2016 associated with certain of the company’s 2016 Individual Commercial policies.

The company’s Individual Commercial business had no material impact on the consolidated benefit ratio for 3Q 2016 but increased that ratio by 50 basis points in 3Q 2015. The Individual Commercial business raised the company’s consolidated benefit ratio by 60 basis points in YTD 2016 but lowered that ratio by 30 basis points in YTD 2015.

Consolidated Prior Period Development (in millions) Favorable (unfavorable)	First quarter	Second quarter	Third quarter	YTD
Prior Period Development from prior years recognized in 2016	$340	$95	$90	$525
Prior Period Development from prior years recognized in 2015	$194	($16)	$67	$245

Prior Period Development for the first three quarters of 2016 and 2015 is shown above and decreased the consolidated benefit ratio by 70 basis points in 3Q 2016 and 50 basis points in 3Q 2015. Prior Period Development decreased the YTD 2016 consolidated benefit ratio by 130 basis points versus 60 basis points in YTD 2015.

Consolidated operating expenses

Consolidated operating cost ratio (operating costs as a percent of total revenues less investment income)	3Q 2016	3Q 2015	YTD 2016	YTD 2015
GAAP	12.9%	12.8%	12.7%	13.4%
Transaction and integration costs associated with pending Aetna transaction	(0.1%)	(0.1%)	(0.2%)	—
Adjusted (non-GAAP) (a)	12.8%	12.7%	12.5%	13.4%

The 3Q 2016 GAAP consolidated operating cost ratio (operating costs as a percent of total revenues less investment income) of 12.9 percent increased 10 basis points from 12.8 percent in 3Q 2015, primarily reflecting slight increases in both the Retail and Group segments. For the Retail segment, this increase primarily reflected the comparison to unusually low operating expenses in the prior year resulting from the temporary suspension of certain administrative costs and the previously-disclosed loss of the large group Medicare Advantage account (which carried a lower operating cost ratio than that for individual Medicare Advantage business). For the Group segment, the increase was also primarily driven by the comparison to unusually low operating expenses in the prior year resulting from the temporary suspension of certain administrative costs.

The 3Q 2016 Adjusted consolidated operating cost ratio of 12.8 percent increased 10 basis points versus the prior year with the year-over-year improvement primarily driven by the same factors as the change in the GAAP operating cost ratio.

The YTD 2016 GAAP consolidated operating cost ratio of 12.7 percent decreased 70 basis points from 13.4 percent in YTD 2015, while the Adjusted consolidated operating cost ratio of 12.5 percent declined 90 basis points year over year with both the GAAP and Adjusted ratio changes primarily attributable to the sale of Concentra in June 2015, which carried a higher operating cost ratio than that for the company on a consolidated basis.

Balance sheet

Cash, cash equivalents and investment securities

•	At September 30, 2016, the company had cash, cash equivalents, and investment securities of $16.37 billion, up $4.47 billion, or 38 percent, from $11.90 billion at June 30, 2016 primarily reflecting the early receipt of the October 2016 Medicare premium remittance of $3.03 billion in September 2016 because the payment date of October 1, 2016 fell on a weekend.

•	At September 30, 2016, cash and short-term investments held at the parent company of $1.90 billion increased $133 million, or 8 percent, from $1.76 billion at June 30, 2016, primarily impacted by operating cash derived from the company’s non-insurance subsidiaries’ profits, partially offset by capital expenditures, capital contributions into certain subsidiaries, and cash dividends paid to stockholders. Parent company cash and short-term investments included $300 million associated with outstanding commercial paper at both September 30, 2016 and June 30, 2016.

Premium stabilization programs (3Rs) receivables (b)

•	At September 30, 2016, net receivables of $950 million were associated with the 3Rs with detail of the net receivables (payables) for the 3Rs as follows:

Net Amounts Accrued for the 3Rs (in millions) Assets (liabilities)	Balances related to prior plan years at 9/30/16	Balances related to 2016 plan year at 9/30/16	Total Balances at 9/30/16	Total Balances at 6/30/16	Total Balances at 12/31/15
Reinsurance recoverables	$58	$157	$215	$402	$610
Net risk adjustment settlement	54	90	144	(44)	(87)
Net risk corridor settlement (c)	423	168	591	542	459
Total 3Rs Accrued, net	$535	$415	$950	$900	$982

•	During the first and third quarters of 2016, the Department of Health and Human Services (HHS) paid health plans a portion of the estimated reinsurance recoverables for the 2015 plan year. Reinsurance recoverables associated with the 2014 plan year were paid by HHS in the third and fourth quarters of 2015.

•	Net risk corridor receivables are anticipated to be primarily collected in future years and thus the related amounts have been classified as long-term receivables as of September 30, 2016. Reinsurance recoverables and net risk adjustment settlements for the 2016 plan year are also classified on the September 30, 2016 balance sheet as long-term due to the expected timing for such settlements.

Benefits payable

•	Days in claims payable (DCP) of 42.9 at September 30, 2016 increased 0.3 days from 42.6 at June 30, 2016 while declining 0.5 days from 43.4 at September 30, 2015. DCP represents the benefits payable at the end of the quarter divided by the average benefits expense per day in the quarter. The company computes this metric excluding: (1) the impact of the military services and Medicare stand-alone PDP businesses, (2) reinsurance expense related to the Individual Commercial business and long-duration products and (3) the PDR related to the 2016 ACA-compliant Individual Commercial policies.

•	As previously disclosed, in the fourth quarter of 2015, the company recorded a PDR related to certain of its 2016 Individual Commercial policies and subsequently increased that PDR by approximately $208 million in the second quarter of 2016. Full-year 2016 estimated losses associated with the PDR were unchanged during 3Q 2016. The PDR is included on the company’s balance sheet in benefits payable. Activity associated with the PDR during YTD 2016 was as follows:

Premium Deficiency Reserve Rollforward (in millions)
Balance at January 1, 2016	$176
First quarter 2016 financial results for ACA-compliant Individual Commercial business applied to PDR (e)	13
Balance at March 31, 2016	$189
Second quarter 2016 financial results for ACA-compliant Individual Commercial business applied against PDR (e)	(60)
Second quarter 2016 change in FY16 PDR estimate impacting benefit expense	208
Balance at June 30, 2016	$337
3Q 2016 financial results for ACA-compliant Individual Commercial business applied against PDR (e)	(131)
Balance at September 30, 2016	$206

Debt-to-total capitalization

•	Debt-to-total capitalization at September 30, 2016 was 26.6 percent, down 70 basis points from 27.3 percent at June 30, 2016, and below the company’s long-term target range of 30 to 35 percent needed to maintain its investment grade credit rating, providing the company with significant financial flexibility. The sequential change in this ratio primarily reflected higher capital from the net impact of 3Q 2016 earnings, partially offset by cash dividends during the quarter. The company had $300 million outstanding on its commercial paper program as of September 30, 2016 and June 30, 2016.

Cash flows from operations

Net cash from operating activities (In millions)	3Q 2016	3Q 2015	YTD 2016	YTD 2015
GAAP	$4,503	$1,032	$4,709	$531
Timing of premium payment from CMS (d)	(3,034)	—	(3,034)	—
Adjusted (non-GAAP) (d)	$1,469	$1,032	$1,675	$531

The company has included financial measures throughout this earnings release that are not in accordance with GAAP. Management believes that these measures, when presented in conjunction with the comparable GAAP measures, are useful to both management and its investors in analyzing the company’s ongoing business and operating performance. Consequently, management uses these non-GAAP financial measures as indicators of the company’s business performance, as well as for operational planning and decision making purposes. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, or superior to, financial measures prepared in accordance with GAAP. All financial measures in this press release are in accordance with GAAP unless otherwise indicated.

•	GAAP cash flows provided by operations of $4.50 billion in 3Q 2016 compared favorably to cash flows provided by operations of $1.03 billion in 3Q 2015 primarily due to the early receipt of the October 2016 Medicare premium remittance of $3.03 billion in September 2016 because the payment date of October 1, 2016 fell on a weekend. Cash flows from operations were additionally favorably impacted by higher earnings and beneficial working capital changes. Adjusted cash flows provided by operations for 3Q 2016 of $1.50 billion was $437 million, or 42 percent, higher than the prior year due to the impact of higher earnings and beneficial working capital changes.

•

For YTD 2016, GAAP cash flows provided by operations totaled $4.71 billion versus $531 million of cash flows provided by operations during YTD 2015, a positive change of $4.18 billion year over year. As discussed above, YTD 2016 GAAP operating cash flows were significantly impacted by the early receipt of the October Medicare premium remittance. YTD 2016 GAAP operating cash flows included ten monthly Medicare payments compared to only nine monthly Medicare payments during YTD 2015. The year-over-year comparison also reflected beneficial working capital changes and higher earnings (exclusive of both the gain on the sale of Concentra and the increase in the PDR recorded in the second quarter of 2016). Significant year-over-year changes to working capital items primarily reflect the timing of premium collections and payments of benefits expense, the impact of the company’s pharmacy business, change in the net receivable balance associated with the 3Rs, one less payroll cycle in YTD 2016 versus YTD 2015, and lower management incentive payments in YTD 2016 associated with prior-year performance than those paid in YTD 2015. Adjusted cash flows provided by operations YTD 2016 of $1.68 billion reflected the same factors impacting YTD 2016 GAAP cash flows provided by operations with the exception of the timing of the October 2016 premium remittance from CMS.

Share repurchases

•	Due to the pending transaction with Aetna, the company suspended its share repurchase program on July 2, 2015. In September 2014, the company’s Board of Directors had approved a new $2 billion share repurchase authorization with an expiration date of December 31, 2016 that replaced its previous $1 billion share repurchase authorization. Approximately $1.04 billion of the current $2 billion repurchase authorization remains outstanding.

Cash dividends

•	The company paid cash dividends to its stockholders of $43 million in 3Q 2016 and 3Q 2015. Cash dividends of $133 million were paid to the company’s stockholders during YTD 2016 and $129 million during YTD 2015.

•	The company’s ability and intent to continue its quarterly dividend policy is not impacted by the pending transaction with Aetna, although the company has agreed with Aetna that its quarterly dividend will not exceed $0.29 per share prior to closing the transaction. Additionally, as contemplated by the company’s merger agreement with Aetna, Humana has aligned the record and payment dates for its quarterly dividends with those for Aetna.

Humana’s Retail Segment

This segment consists of Medicare benefits, marketed to individuals or directly via group accounts, as well as Individual Commercial fully-insured medical and specialty health insurance benefits, including dental, vision, and other supplemental health and financial protection products. In addition, this segment also includes the company’s contract with CMS to administer the Limited Income Newly Eligible Transition (LI-NET) prescription drug plan program and contracts with various states to provide Medicaid, dual eligible, and Long-Term Support Services (LTSS) benefits. These contracts are collectively referred to as state-based contracts.

Retail Segment Highlights – 3Q 2016 and YTD 2016

Individual Medicare Advantage business

•	Operating results for the company’s individual Medicare Advantage business are ahead of the company’s original expectations primarily due to lower-than-projected Medicare Advantage utilization as well as favorable Prior Period Development. Operational initiatives centered around expanding the number of members in the company’s clinical programs through improved outreach efforts and member engagement, as well as optimizing the performance of existing initiatives to reduce medical cost trend. The improved performance is consistent with the emerging experience the company noted in previous 2016 quarters.

Stand-alone Prescription Drug Plan (PDP) business

•	The company’s stand-alone PDP business is performing slightly ahead of management’s expectations reflecting solid membership growth, higher-than-projected mail-order pharmacy utilization and emerging cost trends that are favorable versus expectations incorporated into 2016 plan designs. Importantly, the company’s Humana-Walmart plan remains a leader in low-price product offerings.

Group Medicare Advantage business

•	The company’s group Medicare Advantage business is performing ahead of management’s original expectations, primarily reflecting favorable Prior Period Development. As expected, revenues and earnings for this business are lower than those in the prior year, primarily due to the previously disclosed loss of a large profitable account on January 1, 2016 when that account moved to a private exchange. The majority of members in the account that moved to a private exchange opted for Original Medicare combined with a Medicare supplement offering. The majority of those choosing a Medicare Supplement offering chose a Humana Medicare Supplement plan.

Individual Commercial business

•	As previously disclosed, the company established a PDR in the fourth quarter of 2015 associated with certain of its Individual Commercial policies for 2016. In the second quarter of 2016, the company increased its FY16 PDR by approximately $208 million. Full-year 2016 estimated losses associated with the PDR were unchanged during 3Q 2016.

•	During 2Q 2016, the company filed plans with state Departments of Insurance to offer on-exchange Individual Commercial health plans in 11 states in 2017. Humana currently offers on-exchange coverage in 15 states. The company has limited on-exchange membership in the four states where it intends to discontinue that coverage in 2017. Humana also intends to discontinue substantially all ACA-compliant off-exchange Individual Commercial plans in 2017.

•	Humana seeks to maintain Individual Commercial on-exchange coverage options in markets where it expects to be able to offer a high-quality and ultimately, stable Individual Commercial health plan. The company will continue to work closely with the current and future federal administrations and state governments to enhance coverage options for individuals.

State-based contracts business

•	Operating performance of the company’s state-based contract business is exceeding management’s original expectations primarily due to the benefit of a retroactive rate increase for the company’s Medicaid Temporary Assistance for Needy Families (TANF) products in Florida, provider network initiatives and the continued rationalization of this business’ administrative cost structure.

Retail segment premiums and services revenue:

•	The 3Q 2016 premiums and services revenue for the Retail segment was $11.76 billion, an increase of $405 million, or 4 percent, from $11.35 billion in 3Q 2015. The higher revenues resulted primarily from an increase in average membership year over year in the company’s individual Medicare offerings as well as per-member premium increases partially offset by the loss of premiums associated with a large group Medicare account that moved to a private exchange, as well as lower Individual Commercial membership.

•	YTD 2016 premium and services revenue for the Retail segment was $35.62 billion, an increase of $1.1 billion, or 3 percent, from $34.49 billion in YTD 2015, primarily reflecting the same factors impacting the year-over-year comparison for the third quarter.

Retail segment enrollment:

•	Individual Medicare Advantage membership was 2,831,700 as of September 30, 2016, an increase of 94,600, or 3 percent, from 2,737,100 at September 30, 2015, and up 78,300, or 3 percent, from 2,753,400 as of December 31, 2015, primarily due to net membership additions associated with the 2016 plan year, particularly in the company’s HMO offerings.

•	Group Medicare Advantage membership was 353,900 as of September 30, 2016, a decrease of 127,400, or 26 percent, from 481,300 at September 30, 2015 and down 130,200, or 27 percent, from 484,100 at December 31, 2015, primarily due to the previously disclosed loss of a large profitable account on January 1, 2016 as this account moved to a private exchange.

•	Membership in the company’s stand-alone PDP offerings was 4,913,400 as of September 30, 2016, an increase of 403,800, or 9 percent, from 4,509,600 at September 30, 2015, and up 355,500, or 8 percent, from 4,557,900 as of December 31, 2015. These increases primarily resulted from growth in the company’s low-price Humana-Walmart plan offering.

•	Individual Commercial membership of 726,200 as of September 30, 2016, was down 237,500, or 25 percent, from 963,700 at September 30, 2015, and down 172,900, or 19 percent, from 899,100 at December 31, 2015. The year-over-year and year-to-date changes primarily reflected the loss of on-exchange membership due to product competiveness, loss of membership associated with ACA-compliant plan discontinuances, loss of membership associated with non-payment of premiums or termination by CMS due to lack of eligibility documentation, and lower membership in legacy (non-ACA-compliant) plans.

•	State-based contracts membership (including dual-eligible demonstration members) was 390,100 as of September 30, 2016, an increase of 21,700, or 6 percent, from 368,400 at September 30, 2015, and up 16,400, or 4 percent, from 373,700 at December 31, 2015. These increases were primarily driven by the addition of membership under the Florida state-based contracts.

•	Membership in individual specialty products (f) was 1,125,300 as of September 30, 2016, a decrease of 62,000, or 5 percent, from 1,187,300 at September 30, 2015, and down 27,800, or 2 percent, from 1,153,100 at December 31, 2015. These decreases primarily resulted from the loss of Individual Commercial members that also had specialty coverage.

Retail segment benefits expense:

•	The 3Q 2016 benefit ratio for the Retail segment of 83.1 percent decreased 300 basis points from 86.1 percent in 3Q 2015 primarily due to lower year-over-year Medicare Advantage utilization and favorable comparisons of Prior Period Development.

•	The company’s Individual Commercial business positively impacted the Retail segment benefit ratio by 10 basis points in 3Q 2016 versus a negative impact of 30 basis points for 3Q 2015.

•	The YTD 2016 benefit ratio for the Retail segment of 85.9 percent was 50 basis points lower than the YTD 2015 ratio of 86.4 percent reflecting the same factors impacting the quarterly comparison, partially offset by the increase in the PDR recorded during the second quarter of 2016.

•	The company’s Individual Commercial business negatively impacted the Retail segment benefit ratio by 50 basis points in YTD 2016 versus a positive impact of 40 basis points for YTD 2015.

Retail Segment Prior Period Development (in millions) Favorable (unfavorable)	First quarter	Second quarter	Third quarter	YTD
Prior Period Development from prior years recognized in 2016	$298	$98	$87	$483
Prior Period Development from prior years recognized in 2015	$188	($11)	$65	$242

•	The Retail segment Prior Period Development increased to $87 million in 3Q 2016 compared to $65 million in 3Q 2015. This increase primarily related to favorable year-over-year comparisons for the company’s Medicare Advantage and Individual Commercial businesses. Prior Period Development decreased the 3Q 2016 Retail segment benefit ratio by 70 basis points and by 60 basis points in 3Q 2015.

•	Prior Period Development for the Retail segment for YTD 2016 increased to $483 million compared to $242 million in YTD 2015 reflecting the same factors impacting year-over-year comparisons for the third quarter. Prior Period Development decreased the YTD 2016 consolidated benefit ratio by 140 basis points versus 70 basis points in YTD 2015.

Retail segment operating costs:

•	The Retail segment’s operating cost ratio of 11.1 percent in 3Q 2016 increased 20 basis points from 10.9 percent in 3Q 2015. The ratio increased year over year due to the comparison to unusually low operating expenses in the prior year resulting from the temporary suspension of certain administrative costs and the previously-disclosed loss of the large group Medicare Advantage account (which carried a lower operating cost ratio than that for individual Medicare Advantage business).

•	The Retail segment’s YTD 2016 operating cost ratio of 10.7 percent was relatively unchanged from 10.8 percent in YTD 2015.

•	The non-deductible health insurance industry fee increased the Retail segment’s operating cost ratio by approximately 170 basis points in 3Q 2016 and 3Q 2015, while increasing the ratio by approximately 170 basis point in YTD 2016 versus 160 basis points in YTD 2015.

Retail segment pretax results:

Retail segment pretax income (in millions)	3Q 2016	3Q 2015 Recast	YTD 2016	YTD 2015 Recast
GAAP	$644	$325	$1,118	$960
Amortization associated with identifiable intangibles	8	7	20	21
Adjusted (non-GAAP) (a)	$652	$332	$1,138	$981

•	The Retail segment’s GAAP pretax income of $644 million in 3Q 2016 compared to GAAP pretax income of $325 million in 3Q 2015, an increase of $319 million, or 98 percent, while Adjusted pretax income for the Retail segment of $652 million in 3Q 2016 increased $320 million, or 96 percent, from $332 million of Adjusted pretax income for the Retail segment in 3Q 2015. Both the GAAP and Adjusted year-over-year increases resulted from an improvement in results across most business lines in the segment, partially offset by the decline in earnings associated with the loss of a large group Medicare account as previously discussed.

•	For YTD 2016, GAAP pretax income for the Retail Segment of $1.12 billion increased by $158 million, or 16 percent, while Adjusted pretax income for the Retail segment of $1.14 billion in YTD 2016 increased $157 million, or 16 percent, from $981 million of Adjusted pretax income for the Retail segment in YTD 2015. Both the GAAP and Adjusted year-over-year increases resulted from the same factors impacting the quarterly comparison partially offset by a year-over-year decline in results for the Individual Commercial business year to date.

Humana’s Group Segment

This segment consists of employer group commercial fully-insured medical and specialty health insurance benefits, including dental, vision, and other supplemental health and voluntary insurance benefits, as well as Administrative Services Only (ASO) products. In addition, the Group segment includes health and wellness products (primarily marketed to employer groups) and military services business, primarily the TRICARE South Region contract.

Group Segment Highlights – 3Q 2016 and YTD 2016

•	The Group segment’s operating performance is in line with management’s original expectations.

•	The company’s current military services business 5-year South Region contract, which expires on March 31, 2017, is subject to annual renewals on April 1 of each year during its term at the government’s option. On March 30, 2016, the company received notice that the Defense Health Agency (DHA) exercised its option to extend the TRICARE South Region contract through March 31, 2017. The next generation of TRICARE contracts consolidates three regions into two – East and West, with the current North Region and South Region combined to form the East Region. On July 21, 2016, the company was notified by the DHA that it was awarded the contract for the TRICARE East Region. The East Region and West Region contract awards are currently subject to protests before the Government Accountability Office by unsuccessful bidders.

Group segment premiums and services revenue:

•	The 3Q 2016 premiums and services revenue for the Group segment were $1.79 billion, down $37 million, or 2 percent, from $1.82 billion in 3Q 2015, primarily reflecting declines in average fully-insured and ASO commercial group medical membership, partially offset by an increase in fully-insured group medical per-member premiums.

•	The YTD 2016 premium and services revenue for the Group segment was $5.42 billion, a decrease of $97 million, or 2 percent, from $5.52 billion in YTD 2015, primarily reflecting the same factors impacting the year-over-year comparison for the third quarter.

Group segment enrollment:

•	Group fully-insured commercial medical membership was 1,131,500 at September 30, 2016, a decrease of 35,900, or 3 percent, from 1,167,400 at September 30, 2015, and also down 46,800, or 4 percent, from 1,178,300 at December 31, 2015 reflecting lower membership in both large group and small group accounts. The portion of group fully-insured commercial medical membership in small group accounts (2-99 sized employer groups) was approximately 66 percent at September 30, 2016 versus 65 percent at September 30, 2015 and 65 percent at December 31, 2015.

•	Group ASO commercial medical membership was 570,300 at September 30, 2016, a decline of 139,500, or 20 percent, from 709,800 at September 30, 2015, and also down 140,400, or 20 percent from 710,700 at December 31, 2015. The declines primarily reflect the loss of certain large group accounts due to continued discipline in pricing of services for self-funded accounts amid a highly competitive environment.

•	Military services membership was 3,080,900 at September 30, 2016, a slight decrease of 1,800, or less than 1 percent, from 3,082,700 at September 30, 2015, but up 6,500, or less than 1 percent, versus 3,074,400 at December 31, 2015.

•	Membership in Group specialty products was 5,829,900 at September 30, 2016, a decline of 260,800, or 4 percent, from 6,090,700 at September 30, 2015, and down 238,800, or 4 percent, from 6,068,700 at December 31, 2015. These decreases primarily resulted from the loss of several large stand-alone dental and vision accounts, along with the loss of certain fully-insured group medical accounts that also had specialty coverage.

•	Membership in HumanaVitality® (to be renamed Go365TM effective January 2017), the company’s wellness and loyalty rewards program, was 3,671,900 at September 30, 2016, a decrease of 229,200, or 6 percent, from 3,901,100 at September 30, 2015, and down 260,400, or 7 percent, from 3,932,300 at December 31, 2015. The declines in membership primarily reflect the decline in group Medicare Advantage membership from the loss of the large account on January 1, 2016 discussed above and Individual commercial membership declines.

Group segment benefits expense:

•	The 3Q 2016 benefit ratio for the Group segment was 82.7 percent, an increase of 30 basis points from 82.4 percent for 3Q 2015. The year-over-year increase in the benefit ratio primarily reflects the negative impact of slightly higher utilization in 3Q 2016 than in 3Q 2015.

•	The YTD 2016 benefit ratio for the Group segment of 78.8 percent decreased 40 basis points from the 79.2 percent ratio for YTD 2015, primarily reflecting the beneficial effect of higher Prior Period Development in YTD 2016.

Group segment Prior Period Development (in millions) Favorable (unfavorable)	First quarter	Second quarter	Third quarter	YTD
Prior Period Development from prior years recognized in 2016	$41	($3)	$3	$41
Prior Period Development from prior years recognized in 2015	$5	($6)	$3	$2

•	The Group segment Prior Period Development was $3 million in 3Q 2016 and in 3Q 2015. Prior Period Development lowered the Group segment benefit ratio by 20 basis points in 3Q 2016 and 3Q 2015.

•	Prior Period Development for the Group segment for YTD 2016 was $41 million compared to $2 million in YTD 2015. Prior Period Development lowered the Group segment benefit ratio by 90 basis points in YTD 2016, and had no material impact on the Group segment benefit ratio in YTD 2015.

Group segment operating costs:

•	The Group segment’s operating cost ratio was 24.1 percent in 3Q 2016, an increase of 70 basis points from 23.4 percent in 3Q 2015, primarily due to the comparison to unusually low operating expenses in the prior year resulting from the temporary suspension of certain administrative costs.

•	The Group segment’s operating cost ratio of 24.0 percent for YTD 2016 was unchanged compared to the YTD 2015 ratio.

•	The non-deductible health insurance industry fee negatively impacted the Group segment’s operating cost ratio by approximately 150 basis points in 3Q 2016 and YTD 2016 versus 140 basis points in 3Q 2015 and YTD 2015.

Group segment pretax results:

Group segment pretax income (in millions)	3Q 2016	3Q 2015 Recast	YTD 2016	YTD 2015 Recast
GAAP	$12	$39	$271	$236
Amortization associated with identifiable intangibles	—	3	5	9
Adjusted (non-GAAP) (a)	$12	$42	$276	$245

•	The Group segment’s GAAP pretax income was $12 million in 3Q 2016 as compared to GAAP pretax income of $39 million in 3Q 2015, a decrease of $27 million, or 69 percent. Adjusted pretax income for the Group segment of $12 million in 3Q 2016 decreased $30 million, or 71 percent, from $42 million of Adjusted pretax income in 3Q 2015. The third quarter year-over-year changes for both GAAP and Adjusted pretax income for the Group segment resulted from an increase in the segment’s benefit and operating cost ratios.

•	The Group segment’s GAAP pretax income was $271 million in YTD 2016 as compared to GAAP pretax income of $236 million in YTD 2015, an increase of $35 million, or 15 percent. Adjusted pretax income for the Group segment of $276 million in YTD 2016 increased $31 million, or 13 percent, from $245 million in Adjusted pretax income in YTD 2015. The year-to-date changes for both GAAP and Adjusted pretax income for the Group segment primarily reflected the improvement in the segment’s benefit ratio discussed above.

Humana’s Healthcare Services Segment

This segment includes services offered to the company’s health plan members as well as to third parties, including pharmacy solutions, provider services, home based services, and clinical programs, as well as services and capabilities to advance population health.

Healthcare Services Segment Highlights – 3Q 2016 and YTD 2016

•	Operating performance for the Healthcare Services segment is outperforming management’s original expectations, primarily driven by higher-than-projected operating performance in the company’s pharmacy solutions business, including higher mail order utilization and improvement in key operating metrics, as well as enhanced consumer participation and engagement in the company’s clinical programs.

•	YTD 2016 results exclude the impact of the company’s Concentra operations which were sold in June 2015.

Healthcare Services segment revenues:

•	Revenue of $6.35 billion in 3Q 2016 for the Healthcare Services segment increased $455 million, or 8 percent, from $5.90 billion in 3Q 2015, primarily due to growth in the company’s individual Medicare Advantage and stand-alone PDP membership which resulted in increased engagement of members in clinical programs and higher utilization of the Healthcare Services businesses.

•	YTD 2016 revenue for the Healthcare Services segment was $18.77 billion, an increase of $1.15 billion, or 7 percent, from $17.62 billion in YTD 2015 primarily reflecting the same factors impacting the year-over-year comparison for the third quarter, partially offset by lower external services revenues due to the previously discussed sale of the Concentra business.

Healthcare Services segment operating costs:

•	The Healthcare Services segment’s operating cost ratio was 95.1 percent in 3Q 2016 as compared to 94.7 percent in 3Q 2015 primarily reflecting higher operating cost ratios for the company’s provider services business, partially offset by operating cost efficiencies associated with the company’s pharmacy operations. The higher ratios for the company’s provider services businesses primarily reflected significantly lower Medicare rates year over year associated with CMS’s risk coding recalibration for 2016 in geographies where the company’s provider assets are primarily located.

•	The Healthcare Services segment’s operating cost ratio of 95.3 percent for YTD 2016 was relatively unchanged compared to 95.2 percent for YTD 2015 reflecting the same factors impacting the third quarter comparisons.

Healthcare Services segment operating statistics:

•	Primary care providers in value-based (shared risk and path to risk) relationships of 49,600 at September 30, 2016 increased 12 percent from 44,200 at September 30, 2015 and increased 9 percent from 45,500 at December 31, 2015. At September 30, 2016, 63 percent of the company’s individual Medicare Advantage members were in value-based relationships compared to 59 percent at September 30, 2015 and December 31, 2015.

•

Medicare Advantage membership in the Humana Chronic Care Program rose to 614,700 at September 30, 2016, up 12 percent from 548,000 at September 30, 2015 and up 4 percent from 590,300 at December 31, 2015. These increases reflected greater focus on members living with the most chronic conditions. Enhanced predictive modeling capabilities and proactive clinical outreach and engagement of those members helped drive increased clinical program participation, offset by the loss of engaged members associated with the previously-disclosed group Medicare Advantage account that termed on January 1, 2016. Increased member engagement in these programs was a significant factor in the company’s improved individual Medicare Advantage performance.

•	Pharmacy script volumes of 107 million for 3Q 2016 increased 6 percent compared to 101 million for 3Q 2015, primarily driven by higher average medical membership. YTD 2016 pharmacy script volumes of 316 million increased 7 percent compared to 295 million for YTD 2015 primarily reflecting the same factor impacting the year-over-year comparison for the third quarter.

Healthcare Services segment pretax results:

Healthcare Services segment pretax income (in millions)	3Q 2016	3Q 2015 Recast	YTD 2016	YTD 2015 Recast
GAAP	$288	$284	$800	$737
Amortization associated with identifiable intangibles	11	11	33	40
Adjusted (non-GAAP) (a)	$299	$295	$833	$777

•	Healthcare Services segment GAAP pretax income of $288 million in 3Q 2016 increased by $4 million, or 1 percent, from GAAP pretax income of $284 million in 3Q 2015. Adjusted pretax income for the Healthcare Services segment of $299 million was up $4 million, or 1 percent, compared to Adjusted pretax income for the segment of $295 million in 3Q15. The third quarter year-over-year changes for both GAAP and Adjusted pretax income for the Healthcare Services segment primarily resulted from incremental earnings associated with revenue growth from the pharmacy solutions and home based services businesses as they serve the company’s growing individual Medicare membership. These increases were substantially offset by on-going pressures in the company’s provider services business reflecting significantly lower Medicare rates year over year discussed above.

•	YTD 2016 GAAP pretax income for the Healthcare Services segment of $800 million increased by $63 million, or 9 percent, from YTD 2015 GAAP pretax earnings of $737 million. The segment’s Adjusted pretax income for YTD 2016 of $833 million increased $56 million, or 7 percent, versus the YTD 2015 Adjusted pretax income for the Healthcare Services segment of $777 million. The year-over-year changes for both GAAP and Adjusted pretax income for the Healthcare Services segment primarily reflected the same factors impacting the year-over-year comparison for the third quarter and the negative comparison associated with the sale of Concentra in June 2015.

Detailed press release

Humana’s full earnings press release including the statistical pages has been posted to the company’s Investor Relations site and may be accessed at http://phx.corporate-ir.net/phoenix.zhtml?c=92913&p=irol-IRHome or via a current report on Form 8-K filed by the company with the Securities and Exchange Commission this morning (available at www.sec.gov or on the company’s website).

Footnotes

(a)	Beginning with its first quarter 2016 results, the company has been adjusting for the exclusion of amortization of identifiable intangibles to align with reporting methods used across the managed care sector. For comparability to 3Q 2016 and YTD 2016, adjusted amounts for 3Q 2015 and YTD 2015 have been recast to also reflect the amortization adjustment.

i.	3Q 2016

Adjusted consolidated pretax income and Adjusted EPS for 3Q 2016 exclude pretax transaction costs of $20 million, or $0.12 per diluted common share, associated with the pending transaction with Aetna and amortization expense associated with identifiable intangibles of $18 million, or $0.08 per diluted common share. The consolidated operating cost ratio has also been adjusted to exclude the impact of the $20 million in costs associated with the pending transaction with Aetna. Segment pretax results have also been adjusted to reflect each segment’s respective amount of amortization expense associated with identifiable intangibles.

ii.	3Q 2015

Adjusted consolidated pretax income and Adjusted EPS for 3Q 2015 exclude pretax transaction costs of $11 million, or $0.07 per diluted common share, associated with the pending transaction with Aetna and amortization expense associated with identifiable intangibles of $22 million, or $0.09 per diluted common share. The consolidated operating cost ratio has also been adjusted to exclude the impact of the $11 million in costs associated with the pending transaction with Aetna. Segment pretax results have also been adjusted to reflect each segment’s respective amount of identifiable intangible amortization expense.

iii.	YTD 2016

Adjusted consolidated pretax income and Adjusted EPS for YTD 2016 exclude pretax transaction costs of $81 million, or $0.49 per diluted common share, associated with the pending transaction with Aetna and amortization expense associated with identifiable intangibles of $59 million, or $0.25 per diluted common share. The consolidated operating cost ratio has also been adjusted to exclude the impact of the $81 million in costs associated with the pending transaction with Aetna. Segment pretax results have also been adjusted to reflect each segment’s respective amount of amortization expense associated with identifiable intangibles.

iv.	YTD 2015

Adjusted pretax income and Adjusted EPS for YTD 2015 excluded the pretax gain of approximately $267 million, or $1.53 per diluted common share, associated with the completion of the sale of the company’s wholly-owned subsidiary, Concentra. Adjusted consolidated pretax income and Adjusted EPS for 3Q 2015 exclude pretax transaction costs of $11 million, or $0.07 per diluted common share, associated with the pending transaction with Aetna and also excluded amortization expense associated with identifiable intangibles of $72 million, or $0.30 per diluted common share.    The consolidated operating cost ratio has also been adjusted to exclude the impact of the $11 million in costs associated with the pending transaction with Aetna. Segment pretax results have also been adjusted to reflect each segment’s respective amount of identifiable intangible amortization expense.

v.	FY16

Adjusted EPS guidance for FY16 excludes pretax transaction and integration costs associated with the pending transaction with Aetna of $81 million, or $0.49 per diluted common share, as well as $77 million pretax, or $0.33 per diluted common share associated with the amortization expense for identifiable intangibles. Transaction and integration costs beyond those incurred YTD 2016 are to be determined.

(b)	Under health care reform, premium stabilization programs, commonly referred to as the 3Rs, became effective January 1, 2014. These programs include a permanent risk adjustment program, a transitional reinsurance program, and a temporary risk corridors program designed to more evenly spread the financial risk borne by issuers and to mitigate the risk that issuers would have mispriced products. In each case, operation of the program is subject to appropriation or other federal administrative action.

(c)	On October 1, 2015, Humana and other industry participants received notification from CMS that 12.6 percent of risk corridor receivables for the 2014 coverage year would be paid on an interim basis given expected risk corridor collections for the 2014 coverage year. The risk corridor program is a three-year program and guidance from HHS provides that risk corridor collections over the life of the three-year program will first be applied to any shortfalls from previous benefit years before application to current year obligations. Subsequent to the October 1, 2015 notification from CMS, HHS reiterated its recognition that the ACA requires the Secretary of HHS to make full payments to issuers, and that amounts unpaid following the 12.6 percent payment will be recorded as obligations of the United States Government for which full payment is required to be made. In the event of a shortfall for the 2016 program year, HHS has asserted it will explore other sources of funding for risk corridors payments, subject to the availability of appropriations, including working with Congress on the necessary funding for outstanding risk corridor payments. There can be no guarantee that receivables associated with the 3Rs will ultimately be collected.

(d)	Generally, when the first day of a month falls on a weekend or holiday, with the exception of January 1 (New Year’s Day), the company receives its monthly Medicare premium payment from CMS on the last business day of the previous month. On a GAAP basis, this can result in certain quarterly cash flows from operations including more or less than three monthly payments. Consequently, when this occurs, the company reports Adjusted cash flows from operations to reflect three payments in each quarter to match the related expenses.

(e)	Individual Commercial financial results applied against the PDR exclude indirect administrative expenses associated with that business.

(f)	The company provides a full range of insured specialty products including dental, vision, other supplemental health, financial protection, and voluntary insurance benefits. Members included in these products may not be unique to each product since members have the ability to enroll in multiple products. Other supplemental benefits include life, disability, and fixed benefit products including cancer and critical illness policies.

Cautionary Statement

This news release includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. When used in investor presentations, press releases, Securities and Exchange Commission (SEC) filings, and in oral statements made by or with the approval of one of Humana’s executive officers, the words or phrases like “expects,” “believes,” “anticipates,” “intends,” “likely will result,” “estimates,” “projects” or variations of such words and similar expressions are intended to identify such forward-looking statements.

These forward-looking statements are not guarantees of future performance and are subject to risks, uncertainties, and assumptions, including, among other things, Humana’s and Aetna’s actions with respect to the pending Department of Justice (DOJ) litigation; the outcome of the pending litigation in which the DOJ is seeking to block the transaction; the timing to consummate the transaction if it is not blocked; the terms and the timing of divestiture agreements entered into by Humana and Aetna to address the DOJ’s perceived competitive concerns regarding Medicare Advantage; the risk that a condition to closing of the transaction may not be satisfied or that the closing of the transaction otherwise does not occur; the risk that a regulatory approval required for the transaction is delayed, is not obtained or is obtained subject to conditions that are not anticipated; the outcome of various litigation matters related to the transaction that are in addition to the pending DOJ litigation; the diversion of management time on transaction-related issues (including the pending DOJ litigation); as well as information set forth in the “Risk Factors” section of the company’s SEC filings, a summary of which includes but is not limited to the following:

•	Humana’s transaction with Aetna is subject to various closing conditions, including governmental and regulatory approvals as well as other uncertainties and there can be no assurances as to whether and when it may be completed.

•	The merger agreement between Humana and Aetna prohibits Humana from pursuing alternative transactions to the pending transaction with Aetna.

•	The number of shares of Aetna common stock that Humana’s stockholders will receive in the transaction is based on a fixed exchange ratio. Because the market price of Aetna’s common stock will fluctuate, Humana’s stockholders cannot be certain of the value of the portion of the transaction consideration to be paid in Aetna’s common stock.

•	While the transaction with Aetna is pending, Humana is subject to business uncertainties and contractual restrictions that could materially adversely affect Humana’s results of operations, financial position and cash flows or result in a loss of employees, customers, members or suppliers.

•	Failure to consummate the transaction with Aetna could negatively impact Humana’s results of operations, financial position and cash flows.

•	The filing of a civil antitrust complaint against us and Aetna is delaying, and could ultimately prevent, the consummation of the merger with Aetna.

•	Delays in completing the Merger will delay the benefits expected to be achieved by the Merger.

•	The timing of the closing of the transactions contemplated by the asset purchase agreements between Humana and Molina Healthcare, Inc., and between Aetna and Molina Healthcare, Inc., are uncertain, and may delay the completion of the merger between Humana and Aetna for a significant period of time.

•

If Humana does not design and price its products properly and competitively, if the premiums Humana receives are insufficient to cover the cost of health care services delivered to its members, if the company is unable to implement clinical initiatives to provide a better health care experience for its members, lower costs and appropriately document the risk profile of its members, or if its estimates of benefits expense are inadequate, Humana’s profitability could be materially adversely affected. Humana estimates the costs of its benefit expense payments, and designs and prices its products accordingly, using actuarial methods and assumptions based upon, among other relevant factors, claim payment patterns, medical cost inflation, and historical developments such as claim inventory levels and claim receipt patterns. We continually review estimates of future payments relating to benefit expenses for services incurred in the current and prior periods and make necessary adjustments to our reserves, including premium deficiency reserves, where appropriate. These estimates, however, involve extensive judgment, and have considerable inherent variability because they are extremely sensitive to changes in claim payment patterns and medical cost trends, so any reserves we may establish, including premium deficiency reserves, may be insufficient. In addition, there can be no guarantees that any reconsideration that Humana may file with respect to certain of the Company’s Star rating measures for the 2018 bonus year will be successful, that operational measures Humana may take will successfully mitigate any negative effects of Star quality ratings for the 2018 bonus year, or that Humana will not experience a decline in membership growth for 2017 or 2018 as a result of the Company’s 2018 bonus year Star ratings.

•	If Humana fails to effectively implement its operational and strategic initiatives, particularly its Medicare initiatives, state-based contract strategy, and its participation in the new health insurance exchanges, the company’s business may be materially adversely affected, which is of particular importance given the concentration of the company’s revenues in these products.

•	If Humana fails to properly maintain the integrity of its data, to strategically implement new information systems, to protect Humana’s proprietary rights to its systems, or to defend against cyber-security attacks, the company’s business may be materially adversely affected.

•	Humana’s business may be materially adversely impacted by the adoption of a new coding set for diagnoses (commonly known as ICD-10), the implementation of which became effective on October 1, 2015.

•	Humana is involved in various legal actions, or disputes that could lead to legal actions (such as, among other things, provider contract disputes relating to rate adjustments resulting from the Balanced Budget and Emergency Deficit Control Act of 1985, as amended, commonly referred to as “sequestration”; other provider contract disputes; and qui tam litigation brought by individuals on behalf of the government) and governmental and internal investigations, any of which, if resolved unfavorably to the company, could result in substantial monetary damages or changes in its business practices. Increased litigation and negative publicity could also increase the company’s cost of doing business.

•	As a government contractor, Humana is exposed to risks that may materially adversely affect its business or its willingness or ability to participate in government health care programs including, among other things, loss of material government contracts, governmental audits and investigations, potential inadequacy of government determined payment rates, potential restrictions on profitability, including by comparison of profitability of the company’s Medicare Advantage business to non-Medicare Advantage business, or other changes in the governmental programs in which Humana participates.

•	The Health Care Reform Law, including The Patient Protection and Affordable Care Act and The Health Care and Education Reconciliation Act of 2010, could have a material adverse effect on Humana’s results of operations, including restricting revenue, enrollment and premium growth in certain products and market segments, restricting the company’s ability to expand into new markets, increasing the company’s medical and operating costs by, among other things, requiring a minimum benefit ratio on insured products, lowering the company’s Medicare payment rates and increasing the company’s expenses associated with a non-deductible health insurance industry fee and other assessments; the company’s financial position, including the company’s ability to maintain the value of its goodwill; and the company’s cash flows.

•	Humana’s participation in the federal and state health insurance exchanges, which entail uncertainties associated with mix, volume of business and the operation of premium stabilization programs that are subject to federal administrative action, could adversely affect the company’s results of operations, financial position and cash flows.

•	Humana’s business activities are subject to substantial government regulation. New laws or regulations, or changes in existing laws or regulations or their manner of application could increase the company’s cost of doing business and may adversely affect the company’s business, profitability and cash flows.

•	If Humana fails to develop and maintain satisfactory relationships with the providers of care to its members, the company’s business may be adversely affected.

•	Humana’s pharmacy business is highly competitive and subjects it to regulations in addition to those the company faces with its core health benefits businesses.

•	Changes in the prescription drug industry pricing benchmarks may adversely affect Humana’s financial performance.

•	If Humana does not continue to earn and retain purchase discounts and volume rebates from pharmaceutical manufacturers at current levels, Humana’s gross margins may decline.

•	Humana’s ability to obtain funds from certain of its licensed subsidiaries is restricted by state insurance regulations.

•	Downgrades in Humana’s debt ratings, should they occur, may adversely affect its business, results of operations, and financial condition.

•	The securities and credit markets may experience volatility and disruption, which may adversely affect Humana’s business.

In making forward-looking statements, Humana is not undertaking to address or update them in future filings or communications regarding its business or results. In light of these risks, uncertainties, and assumptions, the forward-looking events discussed herein may or may not occur. There also may be other risks that the company is unable to predict at this time. Any of these risks and uncertainties may cause actual results to differ materially from the results discussed in the forward-looking statements.

Humana advises investors to read the following documents as filed by the company with the SEC for further discussion both of the risks it faces and its historical performance:

•	Form 10-K for the year ended December 31, 2015;

•	Form 10-Q for the quarters ended March 31, 2016 and June 30, 2016;

•	Form 8-Ks filed during 2016.

About Humana

Humana Inc., headquartered in Louisville, Ky., is a leading health and well-being company focused on making it easy for people to achieve their best health with clinical excellence through coordinated care. The company’s strategy integrates care delivery, the member experience, and clinical and consumer insights to encourage engagement, behavior change, proactive clinical outreach and wellness for the millions of people we serve across the country.

More information regarding Humana is available to investors via the Investor Relations page of the company’s web site at www.humana.com, including copies of:

•	Annual reports to stockholders

•	Securities and Exchange Commission filings

•	Most recent investor conference presentations

•	Quarterly earnings news releases

•	Calendar of events

•	Corporate Governance information

Humana Inc. – Rollforward of Initial 2016 Guidance to Current 2016 Guidance Diluted earnings per common share (EPS)	Generally Accepted Accounting Principles (GAAP) EPS			Adjustments to GAAP	Adjusted EPS
	Projected results excluding Individual Commercial business	Projected Individual Commercial business results	Total projected results
Guidance issued on February 10, 2016	$8.78	($0.25)	At least $8.53	At least $0.32	At least $8.85
Transaction and integration costs for first quarter of 2016 not previously estimated	(0.21)	—	(0.21)	0.21
Changes in projected operating performance:
Individual Medicare Advantage business	0.76	—	0.76
Group Medicare Advantage business	0.19	—	0.19
Healthcare Services businesses	0.29	—	0.29
Individual Commercial business:
Change in PDR estimate	—	(0.86)	(0.86)
Prior Period Development and adjustment to 3R accruals	—	(0.22)	(0.22)
Certain other lines of businesses	0.12	—	0.12
Transaction and integration costs for second quarter of 2016 not previously estimated	(0.16)	—	(0.16)	0.16
Adoption of new accounting standard for tax effect of stock-based compensation retroactively impacting the first quarter of 2016	0.12	—	0.12

Guidance revised July 21, 2016, reaffirmed August 3, 2016	$9.89	($1.33)	Approximately $8.56	At least $0.69	Approximately $9.25

Changes in projected operating performance:
Individual Medicare Advantage business	0.08	—	0.08
Group Medicare Advantage business	0.06	—	0.06
Healthcare Services businesses	0.10	—	0.10
Individual Commercial business:
Change in PDR estimate	—	—	—
Prior Period Development and adjustment to 3R accruals	—	0.03	0.03
Certain other lines of businesses	(0.03)	—	(0.03)	0.01

Guidance as of October 12, 2016	$10.10	($1.30)	Approximately $8.80	At least $0.70	Approximately $9.50

3Q 2016 transaction and integration costs associated with pending transaction with Aetna	(0.12)	—	(0.12)	0.12

Guidance as of November 4, 2016	$9.98	($1.30)	Approximately $8.68	At least $0.82	Approximately $9.50

The company’s detailed FY16 earnings guidance as of November 4, 2016 is included on page 25 of this release.

Humana Inc. – Earnings Guidance Points as of November 4, 2016

In accordance with Generally Accepted Accounting Principles (GAAP) unless otherwise noted	Projections for the year ending December 31, 2016
	Guidance Point	Comments
Diluted earnings per common share (EPS)	GAAP Approximately $8.68 Adjustments At least $0.82 Non-GAAP Approximately $9.50 (No change from recently raised guidance)

Projected adjustments to GAAP EPS include (1) transaction and integration costs associated with the pending Aetna transaction through YTD 2016 and (2) amortization of identifiable intangibles. See also discussion of the use of non-GAAP financial measures within this press release.

Transaction and integration costs for the fourth quarter of 2016 are to be determined.

Consolidated revenues	Approximately $55 billion (Prior guidance of at least $54.0 to $54.5 billion)	Revenues include expected investment income

Benefit ratios	Retail segment – 84.75% to 85.25% (Prior guidance of 85% to 86%) Group segment – 79.75% to 80.25% (Narrowed from prior guidance of 79.5% to 80.5%)

The projected Retail segment benefit ratio includes estimated 40 basis points of pressure associated with the Individual Commercial business for 2016 (in line with the 40 basis points of pressure from the Individual Commercial business in 2015)

Consolidated operating cost ratio	13.0% to 13.5% (No change)

Includes approximately 15 basis points of pressure associated with transaction costs through YTD 2016.

Fourth quarter operating costs are generally the highest of the year given costs associated with marketing and open enrollment for many of the company’s businesses

Effective tax rate	49.5% to 50.5% (No change)	Includes the effect of the non-deductibility of the health insurance industry fee.

Parent company cash and short-term investments at year end	$1.2 billion to $1.5 billion (No change)	Assumes no outstanding commercial paper balances

Change in year-end medical membership from prior year end

•    Individual Medicare Advantage – Up 75,000 to 90,000 (No change)

•    Group Medicare Advantage – Down 125,000 to 130,000 (Prior guidance of down 120k to 125k)

•    Medicare stand-alone PDP – Up 400,000 to 425,000 (No change)

•    Individual Commercial – Down 200,000 to 300,000 (No change)

•    Group commercial fully- insured – Down 50,000 to 55,000 (Prior guidance of down 40k to 45k)

Medicare stand-alone PDP excludes membership associated with the Limited Income Newly Eligible Transition program.